FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
September 15, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Begins Production at Lisewo-2 Well;
Updates Operations at Karmin-1, Baraniec-1 and Angowice-1 Wells

Salt Lake City, September 15, 2014 – FX Energy, Inc. (NASDAQ: FXEN) reported that the Lisewo-2 well has started production at an initial gross rate of over 3 million cubic feet of gas per day (Mmcf/d).  The Company’s 49% share of this new production represents a 12% increase over the Company’s average daily rate of 12.9 Mmcf/d equivalent during the first half of 2014.  The Lisewo-2 well was completed in December 2013 and started delivering gas to the Lisewo facility just nine months later, the shortest time for any of the Fences wells to date.

“Our team in Poland has worked hard and creatively in cooperation with the PGNiG team to shorten the time from well completion to first production,” said Zbigniew Tatys, Country Manager for FX Energy.  “Achieving cash flow rapidly allows us to increase our rate of reinvestment in Poland.  We are proud of this accomplishment and continue to push for improvements in all our activities in Poland.”

Karmin-1 well

The Company also reported that the Karmin-1 well, which started drilling July 29 this year, is currently drilling in the Zechstein at a depth of 2,307 meters.  The well is a planned test of a 3-D defined Rotliegend structure at a projected depth of 2,460 meters.  Karmin-1 is located on trend with two earlier discoveries at Zaniemysl and Roszkow, both of which were completed with much higher than average reserves and production rates.

Baraniec-1 well

The Baraniec-1 well, which began drilling last month, is currently at a depth of approximately 2,304 meters.  The well is a planned test of a Rotliegend sandstone structure at a projected depth of 3,885 meters.  If successful, Baraniec-1 will be connected to the production facility at Lisewo and could be in production in 2015.

The Lisewo-2, Karmin-1, Baraniec-1 wells all are located in the Fences license where the Polish Oil and Gas Company (PGNiG) is the operator and owns 51% of the working interest; FX Energy owns 49%.

Angowice-1 well

The Company also reported that site preparation is nearly complete and the rig will begin moving on to the Angowice-1 well location next week.  Drilling is expected to start in mid-October 2014.  The Angowice-1 well targets a 3-D defined Devonian reefoidal buildup at a projected depth of 3,084 meters.  The target is similar to the productive horizon at the Tuchola field approximately 12 kilometers to the southeast.  If the Angowice-1 well is successful, it could share production facilities with the Tuchola wells.  The Angowice and Tuchola wells are located in the Edge license, where the Company is the operator and owns 100% of the working interest.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability; or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration, it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery respecting exploration targets are certainly not guarantees of discovery, the actual presence or recoverability of hydrocarbons, or the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.